Exhibit 99.2

Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen, and welcome to the Baxano Surgical Conference Call. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Mark Klausner of Westwicke Partners.

Mark R. Klausner, Managing Partner, Westwicke Partners LLC

Thanks, Mary. Joining us on today’s call are Baxano Surgical’s President and Chief Executive Officer, Ken Reali; and its interim Chief Financial Officer, Tim Shannon.

Before we begin, I would like to caution listeners that certain information discussed by management on this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

The company disclaims any obligation to update any forward-looking statements made during the course of this call. For a discussion of risks and uncertainties associated with Baxano Surgical’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Forms 10-K for the year ended December 31, 2012; the Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013, and the Form 8-K filed with our earnings release.

In addition, please note that we will discuss certain non-GAAP and pro forma financial measures on this call, which should be considered as supplement to, and not a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of these non-GAAP and pro forma measures to the comparable GAAP measures is included in the earnings release posted on our website at www.baxanosurgical.com in the Investor Relations section.

With that, it’s my pleasure to turn the call over to Baxano Surgical’s CEO, Ken Reali.

Kenneth Michael Reali, President, CEO & Director

Thank you, Mark. On today’s call, I will review operating highlights from the fourth quarter, and then Tim will discuss our financial results in greater detail. Finally, I will review the progress we made on our operating priorities for 2013, and discuss the key operating initiatives we are undertaking in 2014, that we believe will continue to establish Baxano Surgical as a growth story in minimally invasive spine.

For the fourth quarter, Baxano Surgical reported $6 million in revenue, in line with our guidance of $5.8 million to $6.5 million. Looking at worldwide product revenues, iO-Flex revenue was $2.9 million for the quarter, which was up 8% sequentially; and 17% year-over-year compared to 2012 pro forma revenue.

Growth was driven partially by the addition of 65 new iO-Flex surgeons in the second half of the year, 36 of these new surgeons were added in the fourth quarter. AxiaLIF finished the quarter at $2 million, down 8% sequentially as case volume continues to be impacted by available private payer reimbursement in the United States for the Category I code.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

2-Level AxiaLIF declined sequentially at a much greater rate than single level, primarily due to the CPT reimbursement totaling associated with this procedure in the United States.

VEO revenue of $877,000 was up sequentially by 41%, and had 47% growth for the full year. Fourth quarter iO-Tome revenue was $88,000 in the first quarter of full launch of this exciting new product. Our cash and cash equivalents decreased to $3.1 million this quarter to $8.5 million.

The end of 2013 marks the completion of the integration of the Baxano Incorporated acquisition. The organizational structure is stable, and our sales force is fully integrated and cross-trained going into 2014.

While we made good progress in 2013, roughly 40% of our sales force has been with the company for six months or less. This represents a near-term opportunity for increased sales force efficiency as these new reps become fully productive through 2014.

The levers for growth in our business are defined and well understood by our team. We are continuing to lead with the iO family of products, iO-Flex and iO-Tome, which will provide us increased access to surgeons, to cross-sell and grow VEO, and also AxiaLIF, where reimbursement is available.

As a reminder, iO-Flex can be used in the 300,000 decompression procedures performed annually, and iO-Tome can be used to perform a minimally invasive facetectomy in conjunction with the TLIF procedure. We are enthusiastic about the opportunities for iO-Flex, iO-Tome and VEO, and believe upside growth in AxiaLIF will occur, as we gain broader private payer coverage.

Additionally, in the second half of the year, we plan to introduce Avance, our proprietary, minimally invasive pedicle screw system. We are excited about this product introduction, as the pedicle screw system is used in almost every AxiaLIF and VEO case. Once Avance is launched, we will have the opportunity to cross-sell this product in all of our fusion cases, which will favorably impact revenue per case.

I’d now like to turn the call over to Tim to review the financial results from the fourth quarter. Tim?

Timothy M. Shannon, Chief Financial Officer, Secretary & Treasurer

Thank you, Ken. I’d like to begin today by reviewing, by briefly reviewing our reported financial results, which as a reminder, reflects the closing of the Baxano Incorporated acquisition on May 31. As a result, Baxano’s results are included for the entire fourth quarter of 2013, but not in 2012.

For the fourth quarter, we reported worldwide revenues of $6 million, in line with our guidance, and up 44% compared to the fourth quarter last year. Domestic revenues were $5.1 million, compared to revenue of $3 million in the prior year period.

International revenues were $828,000, down $283,000 from the $1.1 million reported last year. Recall that our international revenues can vary significantly quarter-to-quarter due to the timing of stocking orders from distributors.

In the fourth quarter of 2012, we had a $1 million stocking order from our Chinese distributor, and in the fourth quarter of this year, we had a $652,000 stocking order from our Mexican distributor.

Gross margins were 69.7%, an increase of roughly 750 basis points over the 62.2% gross margin from the prior year period. The increase in gross margin was primarily due to reduced costs and higher volumes resulting from the merger, as well as the shift in mix to more domestic revenue in this quarter.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

Operating expenses were $12.2 million in the quarter, a decrease of $2.3 million from $14.5 million in the fourth quarter last year, which included $6.6 million for the settlement with U.S. government related to the 2011 OIG subpoena.

Net loss was $8.4 million in the quarter or $0.19 per common share compared to a net loss of $12 million or $0.44 per common share in the prior year period. The fourth quarter of 2013 included special items of $162,000 consisting of merger and integration expenses related to our acquisition of Baxano Incorporated.

The fourth quarter of 2012 included special items of $6.6 million, consisting of expenses related to the OIG settlement and other litigation.

I’d now like to review our fourth quarter results compared to pro forma results from the fourth quarter of 2012. Revenues of $6 million for the fourth quarter declined 17% compared to pro forma revenue of $7.2 million in the prior year, which again was aided by a $1 million China order.

Domestic revenues were $5.1 million, a decline of 15% from last year’s pro forma revenue of $6.1 million. Domestic iO-Flex revenue was $2.8 million in the fourth quarter, representing a 6% decrease from $3 million in the fourth quarter of 2012, but up sequentially at 8%.

Domestic AxiaLIF revenues were $1.6 million in the quarter. This compares to revenues of $2.1 million in the fourth quarter of 2012. While AxiaLIF remains an important part of our business, we continue to see meaningful headwinds as a result of limited private payer reimbursement.

Total domestic VEO revenue was $555,000 in the quarter, a decline of 14% from $646,000 in the fourth quarter of 2012, but up sequentially 4%. We see VEO continuing to gain traction this year, with our angled instrument launch that is better able to treat the L4-L5 level. Domestic iO-Tome revenue in the quarter was $88,000 in its initial quarter of launch.

Gross margin for the quarter was 69.7%, up over 400 basis points from the 65.6% pro forma gross margin in the fourth quarter of last year. The increase in gross margin was primarily due to reduced costs and higher volumes resulting from the merger, as well as a shift in mix towards more domestic revenue.

Operating expenses were $12.2 million in the quarter as compared to $21.3 million pro forma operating expenses in the prior year quarter. Excluding the $6.6 million for charges related to the settlement with U.S. government related to the 2011 OIG subpoena in the fourth quarter of 2012, operating expenses would have declined by $2.6 million. The improvement is related to the achievement of cost synergies from the merger.

Net loss in the quarter was $8.4 million, and net loss per share was $0.19 versus a pro forma net loss of $16.2 million, or $0.36 per share, in the fourth quarter of 2012. Fourth quarter 2012 net loss included $6.6 million or $0.15 per share related to the OIG settlement.

Moving on to the balance sheet, our cash and cash equivalents declined $3.1 million this quarter to $8.5 million due to cash used in operating and investing activities. During the quarter, we drew $7.5 million on the Hercules debt facility, we paid the $3.1 million prior debt facility, and received $600,000 from sales of common shares, pursuant to the Lincoln Park Capital equity line.

Accounts receivables’ days outstanding were 71 days at quarter end, compared to 74 days in the prior year quarter. As we have previously discussed, these numbers exclude the impact of receivables from our Chinese distributor.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

Turning to guidance. We currently anticipate that revenues in the first quarter of 2014 will be in the range of $4.7 million to $5.2 million. I would note that the first quarter has been impacted by weather conditions in the Midwest and East, and we have reflected this in our guidance, but expect loss cases to be added back over the next 2 quarters.

I will now turn the call back over to Ken. Ken?

Kenneth Michael Reali, President, CEO, COO & Director

Thanks, Tim. I’d now like to provide you with an update on the progress we have made on our key operating priorities in 2013. As we continue to build a growing, minimally invasive spinal device company, our goals were; number one, fully integrating TranS1 and Baxano with a focus on achieving revenue and cost synergies; number two, leveraging our accomplishments in 2012 to generate revenue growth in our AxiaLIF and VEO products; number three, continuing our efforts to increase the number of private payers that cover AxiaLIF; number four, meeting our product development goals, which include the iO-Tome launch in the fourth quarter, and development of our advanced minimally invasive pedicle screw system; and number five, generating additional clinical and economic data to differentiate our minimally invasive products from current standards of care.

As we previously mentioned, we have completed the integration of Baxano Incorporated. We’ve recognized meaningful cost savings in the first two quarters as a combined business, and expect to realize a total of $7 million to $8 million in cost synergies in the first 12 months post closing.

We are also beginning to realize the benefits of cross-selling throughout the organization. The legacy salespeople from TranS1 and Baxano are fully integrated and cross-trained, and there has been a culture shift towards driving higher performance.

However, approximately 40% of our sales team has been with Baxano Surgical for less than six months. We expect these newly hired reps will become more productive through the course of 2014.

Our focus on AxiaLIF comeback surgeons worked well throughout the year, although we have not yet fully stabilized this part of the business. We saw a total of 40 comeback surgeons perform 80 cases, and cases from these surgeons grew sequentially in each quarter.

The greatest risk to the growth of AxiaLIF continues to be driven by lack of broad private payer reimbursement for the Category I code, for L5-S1 fusion that was established on January 1, 2013.

We estimate that we currently have over 100 million covered lives for our AxiaLIF procedure, which has not changed from last quarter. We made good progress driving adoption of our VEO Direct Lateral System as demonstrated by our growth in domestic revenues through the integration period.

On the reimbursement front, we did not make as much progress as we had hoped in securing private payer coverage for AxiaLIF in 2013. However, when we benchmark our progress in gaining private payer covered lives, we are on track with where other Category I codes in spine were after one year.

We remain focused on executing our strategy, and feel confident that our efforts will lead to eventual success although the timing is difficult to predict. We also continue to have further data published, which will increase the body of evidence we are sharing with medical directors, as we seek to overturn investigational or experimental policies that exist at most private payer.

We remain engaged with the medical spine societies, and believe we are making some progress gaining broader spine society support, which we feel is important as we work to broaden reimbursement.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

We also have some good news on the Medicare reimbursement front this year. The Center for Medicare & Medicaid Services, or CMS, increased the Relative Value Units, or RVUs, for our CPT code, which led to a 19% increase in reimbursement for AxiaLIF.

Importantly, we believe our CPT RVU rate is now on par with traditional spine fusion procedures, such as ALIF and TLIF, which surgeons could also perform at the L5-S1 level.

Turning to our R&D efforts. Improving and broadening our product lines remains an important objective for us, and we made good progress this year. We met our goal of launching iO-Tome in the fourth quarter, and are enthusiastic about the prospects for this product in 2014.

iO-Tome gives us access to TLIF procedures with a less invasive instrument. This is important because TLIF is the most frequently performed interbody fusion. In the fourth quarter, we also launched our angled VEO instruments, capable of delivering reproducible results at the more challenging L4-L5 level.

We began to see good progress in treating this level through the quarter. The other top development priority for our company has been the advanced pedicle screw system. We have made our submission to the FDA for 510(k) clearance, and currently anticipate a limited release of the product in the second quarter. The early feedback from surgeons has been positive.

Additionally, we were active on the clinical front in 2013. In the fourth quarter alone, we had three new clinical papers submitted and six published. The most significant of these were the submission of our first VEO clinical paper, and the publication of the AxiaLIF versus ALIF paper, as well as the first multi-center iO-Flex paper.

At the end of the year, there were a total of 85 AxiaLIF articles and prints, with one more that has been accepted for publication. In addition, there have been a total of three iO-Flex and two VEO papers published or submitted. We made significant progress in 2013 on prospective and retrospective data collection efforts, involving AxiaLIF, iO-Flex and VEO.

We expect this continued investment in generating peer-reviewed data will demonstrate positive clinical radiographic and economic outcomes. This data supports the use of our products by surgeons, and justifies their adoption by hospitals and payers.

We have made significant progress in building the foundation for future success through the creation of a new company focused in minimally invasive spine. 2014 is a very important year for us, as we grow and develop our commercial operations, and continue to build our product pipeline.

To that end, I would like to share our key operating priorities for 2014 that we will update you on as we progress throughout the year. Number one, continue to broaden our customer base, utilizing our differentiated iO family of products that allow us to establish ourselves with minimally invasive focused spine surgeons.

Number two, take advantage of cross-selling opportunities, especially VEO and AxiaLIF in the near-term, and advance our minimally invasive pedicle screw system later in the year.

Number three, introduce new products and product improvements, such as Avance and development of a TLIF system to be used with our iO-Tome instrument that leverage our existing product lines and surgeon relationships.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

Number four, continue to expand the clinical and economic data on our minimally invasive family of products that will support adoption with surgeons, hospitals and payers; and number five, expand private payer reimbursement for AxiaLIF, which we believe will unlock the door for future growth in this product line.

We believe that our minimally invasive focused product offering represents a strong platform for surgeons. The company has undergone a significant change in 2013, going from an AxiaLIF-centered company to a company focused on multiple products.

We are pleased with where we currently sit today as Baxano Surgical. The creation of our new, minimally invasive focused spine company will allow us to leverage our differentiated products and larger sales force to take full advantage of a high-growth market.

We believe the progress that we have made in 2013, including the Baxano acquisition, the relaunch of AxiaLIF, the continued VEO market penetration, the launch of iO-Tome, the development of Avance, and the expansion of our sales force will position us to deliver growth in 2014.

We remain focused on continuing to leverage our differentiated product suite, and the cross-selling opportunities it presents to drive growth over the upcoming quarters. We are confident in the team we have in place at Baxano Surgical, and believe that we will continue to execute on our operating and financial objectives going forward.

With that, I’d like to open the call to take your questions.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And our first question comes from David Turkaly from JMP Securities.

<Q – John T. Gillings>: John on for Dave. How are you?

<A – Kenneth Reali>: Hey, John, how are you doing?

<Q – John T. Gillings>: Doing good. Hey, just a couple of quick ones from us. Maybe if you could tell us, last quarter, you were just starting to see some of the cross-selling in terms of iO-Flex docs getting interested in AxiaLIF and VEO. Can you give us a little idea of how that’s progressed, sort of month-to-month through the quarter? And where do you see that going?

<A – Kenneth Reali>: Yeah. That’s a key priority for us. And especially with VEO, we saw quite a bit of that through the fourth quarter. Keeping in mind that a typical iO-Flex surgeon – and we had 65 surgeons adopt iO-Flex in the second half of last year, 36 alone, new surgeons in the fourth quarter.

So those are great targets for VEO, in particular. It’s a minimally invasive fusion approach, but certainly it’s a competitive market, with about 12 to 15 other competitors. But we have seen a ability to start to cross-sell VEO with those surgeons. We haven’t quantified that.

It’s not something that we’ll get into here on this call. But we’ve been pleased with the progress there. We’ve seen growth in our surgeon users per month over the past three to four months. And that is a big contributor; it’s the ability to cross-sell an iO-Flex surgeon that has adopted iO-Flex to VEO.

AxiaLIF has been more challenging in the near term, and a lot of that’s due to the limited reimbursement. We have seen some evidence of that, I would say, it’s predominantly in VEO. But there are instances with AxiaLIF as well, that we started to see that penetration, but not as much to the extent of what we’ve been able to see with VEO in the short-term.

<Q – John T. Gillings>: Okay. And then, if I heard you right, it sounded like you said something around 40% of your sales force had been there less than six months. Can you give us kind of a reminder of how long it takes a rep to get fully up to speed? And to kind of give us an idea of what we could see potentially from these guys going forward?

<A – Kenneth Reali>: Correct. This 40% had been six months or shorter. And we went through a significant change last year. We obviously retained legacy reps from both TranS1 and Baxano. But we also had quite a few open areas or people that moved out of the organization for one reason or another.

So we went through a hiring spurt in the third and fourth quarter in 2013. When we look at the time to productivity, it’s really in the six months to 12 months range. And our strategy is quite simple on our sales force. They lead with the iO family of products. That allows them to get in the door relatively easily.

The interest in a decompression instrument such as iO-Flex is strong. Most surgeons want to see it. Most surgeons, after they see it, will agree to be trained. And are train to treat on iO-Flex is significantly higher than it is on fusion products. So that provides a real lever for a sales rep in a newer territory to get in and get access to surgeons.

But the way we see this building, that access then and that rapport and credibility are developed over the first 3 to 6 to 9 months, and the ability then to cross-sell VEO and AxiaLIF become much more of a possibility, as that rep’s presence grows with that particular surgeon.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

This business in spine is still very much predicated on relationships with surgeons. They depend on the reps for clinical support, and that’s where that access and that credibility in the OR is critical.

So to go back to your question completely, I think the 6 to 12 months mark is a good one for our reps. We certainly start to see productivity in the 3 to 6 month mark with the iO products, and then the fusion products follow at the 6 to 12 month timeframe.

<Q – John T. Gillings>: Okay, that’s helpful. And then just one last one from me, we’ve heard some companies talk about some disruption from that ACA, potentially in the early part of 2014. Is anything like that baked into the guidance range for the first quarter, or is that more just about seasonality and weather effects and those sorts of things? Thanks.

<A – Kenneth Reali>: There’s really no meaningful contribution on the Affordable Care Act impact with our numbers. The impact on the weather has been something that we’ve looked at very closely, and while we can’t quantify it, I will tell you that, we do a lot of high-volume surgeries with our iO products, and these are surgeries where we’re doing multiple cases in a day, decompressions that are booked.

So when there is weather, when things will closed down, and we lose surgical days, it’s literally like losing a whole day in a quarter. So we’ve had, unfortunately, quite a few of those in the month of January and February, that has impacted those volume cases. Now those cases are generally rescheduled. But because of surgeon schedules, they’re usually pushed back anywhere from 2 weeks to 4 weeks to 6 weeks. So they may or may not fall in the current quarter. And that’s certainly what we’ve looked at in our business, and some of the weeks where we’ve had these storms come through the Midwest and the East.

<Q – John T. Gillings>: All right. Thanks, guys.

<A – Kenneth Reali>: Thank you.

Operator: Thank you. Our next question comes from Mark Landy from Summer Street Research. Your line is open.

<Q – Mark Landy>: I am still reading [indiscernible]. Hey how are you guys doing?

<A – Kenneth Reali>: We’re doing great. How are you?

<Q – Mark Landy>: Oh, fine. Fine, thanks. Just trying to work through the weather destructions – carrying myself.

<A – Timothy Shannon>: Yes, not exactly.

<Q – Mark Landy>: I guess, Ken, just looking at how the year could layer in, a lot of people talk about orthopedic surgery being back-end loaded, and I think most of your peer group have discussed that. For you guys, it looks like the second half could be materially better than the first half, given the pedicle screw launch, which could happen in the second half; sales rep productivity picking up on the fusions towards the second half and then, perhaps some of the deductibles being burnt off, especially the private payers, and as you make some winds and headway there. Is that a fair way to look at it, so we can look at the growth rate in the second half of the year significantly ahead of the first year – first half of the year, or do you think it layers in a little bit more linearly?

<A – Kenneth Reali>: I think you’re right, Mark. We do see this year building as we go forward. Keep it in mind that the fourth quarter was our second quarter as a new company. We’ve hired a lot of new reps that we’ve been focused on training, and we cross-trained the legacy reps where – have really started to get their feet wet now with all of the products going into the first quarter. But we do see that continuation of productivity improvements on our sales force.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

And certainly, the pedicle screw launch will help us. We expect that to occur early in the fourth quarter, but we’ll be doing cases on a limited market release through the spring and the summer. And certainly, hope to see that leveraged as we go forward to a greater and greater degree. So I do see this as a building year. And one that the investments that we’ve made over the past three to six months really start paying off as we go through the year. There’s always a lag time. But from what we’re seeing on the surgeon training metrics, what we’re seeing with new surgeon adoption with iO-Flex, which is a leading indicator, we’re very pleased with that. And certainly look forward to that continuing to have an exponential effect on the business, as we progress from quarter one to quarter two, to quarter three and quarter four. But certainly, how we’re looking at the business, how we’re planning it and that is our expectation.

<Q – Mark Landy>: Okay. And how are you going to break out the pedicle screw? So are you’re going to report that as a line item, or is it just going to be, I mean, lumped into the – your current line item for which, in terms of the surgery in which you used in – it was used in?

<A – Kenneth Reali>: Yes, that’s a great question. I mean, the way we look at our business today, will be the same with the Avance pedicle screw system. Meaning, we have four pillar products today: AxiaLIF, VEO, iO-Flex and iO-Tome. And the pedicle screws will be associated within the AxiaLIF or VEO fusion product area. And we’ll report those out within that product area and those sales dollars.

Now if we start seeing a lot of standalone pedicle screw cases, we may make a decision down the line to break that out separately if we feel it’s needed to provide more color and understanding of where our sales are coming from. But the immediate decision, as we launch this, is to bundle it with the AxiaLIF or the VEO. And keeping in mind today that almost every one of those fusion procedures have surgeons using a different company.

It’s not something that we provided here in the near term, and we very much look forward to getting our system out there. We’ve gotten great feedback from surgeons that have looked at it as we’ve gone through a design process over the past 20 months. It is a proprietary system where we’ve cross-licensed some patents. So we feel very good about where this is going, and what it’s going to offer this company in terms of a bundling opportunity with both VEO and AxiaLIF. This is something hospitals are looking for; it’s going to help us on the pricing side.

We also think it’s going to help us on the penetration side because, quite frankly, I think today we lose cases in situations where a surgeon doesn’t want to bother with two reps in the room. And in those cases, they may bypass using VEO or AxiaLIF just because they don’t want to bother with that particular prospect of having two competitive reps in the same OR. So we do see the ability to synergize that component for the company as a critical step for us.

<Q – Mark Landy>: Can you just – taking some of the comments that you made, with respect to your goals for 2014: broaden the customer base and increase the cross-selling opportunity with VEO, AxiaLIF and then layering Avance afterwards. Is it too soon to be thinking about productivity per rep, or is this now just wins per rep? And when do you think you can get to the stage where you can start thinking about productivity per rep and start to talk about some of those numbers?

<A – Kenneth Reali>: So that’s – yeah, that is something we are focused on, Mark. And the way we look at it, and going back to a prior question, it’s the productivity timing. We know and what we request from our reps is a case a day. Now we don’t care what that case is initially, it can be all iO cases or it can be a fusion case mixed in there as well. But the reason we push them to be in the OR is we feel that is the optimal selling environment, that is where they’re going to build rapport and credibility, and be able to cross-sell.

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9

Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

So as we see the metric of productivity, a rep that’s doing, even four iO cases and one fusion case a week, it’s close to a $1 million rep for us. And if you add in a more mature rep doing five iO cases and two fusion cases a week, that’s a $1.5 million sales rep. Then you layer in the Avance pedicle screw system, and that starts having an impact on those fusion cases. You start getting into a $2 million rep. That is how we look at it. That is exactly how we see this business unfolding, with our direct sales force. And how we plan on building it.

This is not a model that is revolutionary. This is something that has been looked at historically in spine. And if you look at the successful companies in spine today, they’re successful because, number one, they’re focused in spine. It’s a competitive field that they’ve won over their competition because of their differentiation. We have the differentiation. What we need to do is continue to build a strong commercial platform and a product platform that can be leveraged more fully with each surgeon relationship. And that’s what we’re doing at Baxano Surgical.

<Q – Mark Landy>: Okay. And my last question. In terms of gross margin there, a big step up, I guess, in the third quarter and then back overall, down below that, but generally, above where it had been in the first half of the year. How should we think about gross margins for 2014? And at what point do you think you might be able to provide guidance for the entire year, or is it just so much easier right now with all the changes just to look at it in on a quarter-by-quarter basis?

<A – Timothy Shannon>: Hey, Mark, this is Tim. I think where we came out in the quarter, somewhere around 70%, we see ourselves being able to maintain that, and hopefully, improve on it with some volume growth. And I think the other part of your question, as we’ve talked about giving guidance, we feel like we definitely need to stay on this. It’s cleared a path, at least to develop some more consistency from our perspective too, before we try to think about looking out for a year. So we’ll have to keep you posted on that.

<Q – Mark Landy>: That’s fair enough. And it’s appreciated. Thanks for the time guys.

<A – Kenneth Reali>: Thank you, Mark.

<A – Timothy Shannon>: Thank you.

Operator: Thank you. Our next question comes from Jason Wittes from Brean. Your line is open.

<Q – Jason Wittes>: Hi, thanks for taking the question.

<A – Kenneth Reali>: Hi, Jason.

<Q – Jason Wittes>: Hi guys. How are you? So, I guess to start, in terms of strategies for getting the larger insurers, can you give us some kind of timeframe in terms of how long a certain – in terms of A steps and what we should be looking for in terms of milestones as well?

<A – Kenneth Reali>: Yes. And this is something we’ve looked at, obviously, very carefully. And I will tell you that we are disappointed we haven’t got more private payer coverage in 2013. We were hopeful of being able to do that. I do think that the paper that we got published at the end of the year – it was in December, which was a paper out of Yale University, looking at AxiaLIF versus ALIF, a direct comparison on fusion rates, is a critical paper. Unfortunately, it didn’t get officially published, which is what a medical director looks for, until the end of the year.

So as we unfold this year, we’ll continue our strategy of interacting with medical directors, having our surgeons with us to present the technology and all of the data, and continuing the second prong of this approach, which is working with major spine societies to gain their support for the use of pre-sacral interbody fusion or AxiaLIF at the L5-S1 level. Those two things, I think, Jason, go hand-in-hand.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

So to me, there isn’t a particular public benchmark, per se, that I can point you to other than that we’re working on those two avenues. And as there is a major payer that starts to cover this procedure, of course, we’ll be obligated, in some way, to file some type of announcement if it’s a material event. So we will certainly do that. But right now, we continue to grind this out, using our papers and using our surgeons to explain the technology and specifically, the indications where it is merited.

So low-grade spondylolisthesis, obese patients, spinal revisions, certain types of cases with spinal stenosis. This is – these are on label indications for the use of this that offers a surgeon very positive clinical opportunities versus the standard of care. We’ve had conversations, and I can tell you in the first quarter with payers face-to-face, very good meetings and discussions.

Whether those lead to fruition or not in the near term, I cannot yet say. And then we’re also having very good conversations with some of the major spine societies to further educate them on where the technology is and the clinical data as it exists today. And I think those conversations are going well. I can’t put a time limit on it. I can say that it’s not a matter of if, but it’s a matter of when. And certainly, if we benchmark other Category I codes in spine and their evolution, as I mentioned on the script, we are right where they were, at about 100 million covered lives a year into this. If you look out the next two to three years, that seems to be the critical point.

So whether that happens in 2014 or 2015, I cannot yet say. But I think we’re going in the right direction. The RVU increase through Medicare helps us, although I can’t yet say the tangible benefit that will have on revenue. But I do think it provides an attractive opportunity for surgeons on the Medicare patient population.

<Q – Jason Wittes>: Okay, fair enough. And I think iO-Tome and iO-Flex are both probably applicable, so my sense is, the sales force, which as you mentioned, is just hitting and spending a lot of time. It seems like that would be the primary focus of the sales force at this point, and kind of a driver for sales this year. Is that the right way to think about 2014?

<A – Kenneth Reali>: Well, not completely, Jason.

<Q – Jason Wittes>: Fair enough.

<A – Kenneth Reali>: We need all products growing to be successful. Now AxiaLIF, we’re not – our expectations of growth are not significant this year. But we do have strong expectations of growth with VEO, strong expectations of growth with iO-Flex and iO-Tome. Strategically, our reps do lead with the iO products, largely. And that’s a general statement; it’s not a statement that works every time. It depends on the surgeon. But generally, when they are making sales calls or gathering interest from a spine or neurosurgeon, they’re leading with those products because they’re differentiated completely. Nobody else is going to a surgeon and talking about decompressions, which outnumber the fusions he’s doing 2:1.

So there’s an interest in it instantly. And most of the time, a surgeon is willing to take the 2.5 hours to get trained, and our train-to-treat ratio is pretty high. So it’s a natural lever that our reps are pressing. I think that 36 new cases – surgeons we got in the fourth quarter is indicative of that. That strategy’s a good leading indicator. It’s telling me that our guys are getting out there and really making progress on that particular process.

So yes, you’re right strategically. But I would say that a stable AxiaLIF business, a growing VEO, a growing iO-Flex, a growing iO-Tome and the successful launch of Avance are all important for the company, and that’s – those are the levers that we’re focused on to grow this business.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Jason Wittes>: Okay, great. Very clear appreciated. Thanks guys.

<A – Kenneth Reali>: Thanks Jason.

Operator: Thank you. Our next question comes from Matt Miksic from Piper Jaffray. Your line is open.

<Q – Matthew S. Miksic>: Hi guys.

<A – Kenneth Reali>: Hello, Matt.

<A – Timothy Shannon>: Hi, Matt.

<Q – Matthew S. Miksic>: Thanks for – thanks for taking our questions. So a couple of things to follow-up on, maybe just to get a better perspective on some of the underpinnings of your – of the strategy you’re executing here with iO and the fusion products. I guess the first thing is, as I look at the products in your bag now – the portfolio, MIS products you have, I guess it’s clear that, as you just described, when you present the iO decompression system, for example, to the surgeon, their interest is high, they’re interested in getting trained.

In many ways, that’s a new, it’s really a new category of products, a new way of doing a decompression, if you will, something they do often. Whereas, with some of the other products that you’re – that you have been marketing like VEO – granted lateral is a great area to go after, and you have a differentiated solution there. But you are going after – you are going up against other folks out there with established positions in that market.

And I guess, I just wonder, how are you – is that opportunity to get those new connections that you’d started to find with iO, sort of shifting around your priority in the way that you line up your products, sort of to – sort of penetrate behind that iO sort of, head of the arrow, if you will, or however you want to think about it. I’d love to get your thoughts on sort of how this is changing maybe the priority in the way you’re going after these accounts?

<A – Kenneth Reali>: Well, it’s a great question, Matt. And I think what you were getting to is the tip of the spear which is the iO products, that you always need that with the sales rep. And you’re exactly right; the lateral area is highly competitive. Now we feel strongly and in what we’ve seen with VEO, and VEO’s growing sequentially every quarter, for the eight quarters that we’ve launched it, and we expect that to continue. And we do expect, as we develop these relationships with surgeons, using the iO products that, that cross-selling is going to work.

Now is that’s going to work in every case? Absolutely not. But the fact that it’s a high-volume business – and I’ll emphasize that, so it is different because it’s high-volume. There are so many decompressions being done, 2:1 over fusions. But our reps do spend a large portion of their time in cases, covering those iO cases, wherein every single one we also use distributor reps. We have 135 distributor reps that we also leverage because we do so many iO cases that need coverage.

And having a relatively small direct sales force, we can’t get every place. But it is – provided a terrific opportunity, particularly with a surgeon focused in MIS surgery. And I would emphasize to you that what’s great about the iO products is, it’s an instrument to do a standard decompression. And I say standard because it’s a normal approach, generally. The advantage that it offers though is it – a surgeon does not have to remove a lot of the spinal elements or the facet joint, in particular.

You still have a view of the neural elements, but the removal of the facet joint can create a lot of instability. So we have surgeons that actually look at the iO product as a significant advancement that actually, in some cases, avoids the necessity of doing a fusion because they’re able to decompress without destabilizing the spine. So we do view that as, to your point, the tip of the spear.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

We see that access really starting to work for us, and really, I go back to the number of new customers we were able to add in the fourth quarter. And that’s a significant milestone for us. We never would have had that with the fusion business alone. So that’s what the iOs give us, is that access point. I think a lot of companies in spine would love to say they’ve got 36 new customers in the fourth quarter because it’s very hard to do in spine. And that’s something we were able to accomplish with those products.

<Q – Matthew S. Miksic>: Well – and that’s helpful. And in terms of sort of priority, I hear you speaking about Avance and sort of pedicle screws, and I wonder, as you roll out iO-Tome and you’re talking to the TLIF surgeons and they’re using your iO, kind of platform products, is not like an MIS TLIF kind of something else to put in the hands of those surgeons that are now using your other kits or the natural next step? I don’t want to push too much onto your plate, but is that -- are you thinking about the priorities in a different way than you were six months or a year ago?

<A – Kenneth Reali>: Oh, absolutely. So our new product priorities are exactly laid out that way, Matt. Certainly, the Avance system is extremely important because it just allows us to leverage that bundled opportunity with AxiaLIF and VEO that we miss out on today.

But the ability to access the TLIF procedures and then offer a differentiated TLIF, particularly for two base TLIF systems, which is what a lot of our customer base is prone to using. That is something we’re very excited about developing. We are – have commenced a TLIF development team. And we already have 510(k) clearance actually on a TLIF cage that we were able to obtain last year. So we do see ourselves advancing that this year. And being in a limited market, we’ve have some type of install by the end of this year.

<Q – Matthew S. Miksic>: That’s helpful. And then just a couple of things on the sort of the structure of this, of the iO business as it relates to your traditional fusion business, just to get maybe some perspective on – you mentioned it’s a higher volume business. If you could you talk a little – but you also mentioned some stocking orders that impacted Q4 and the prior year Q4.

First, is this a product that, where we look at that 8% sequential growth in Q4, and we should be thinking about whether or not that was impacted by stocking, or is the stocking orders taking place or not, other business lines? That’s one question. And then the other is just, the margin structure, the sort of kit cost as it fits into reimbursement for decompressions. Maybe give us a sense of how nicely this thing holds together, both in terms of your current P&L and comparable products, and also in terms of the hospital cost structure. That would be very, very helpful.

<A – Kenneth Reali>: You bet, Matt. And I’ll start with your first part, and it does go back to our guidance that we provided. And I want to educate you and the audience on that, because we did guide below what we finished in Q4. But Q4’s guidance was made up of a domestic number of about $5.1 million and then international stocking orders that did raise that to $6 million. That was something that was budgeted in our forecast. And it is not a routine quarterly cycle.

So what we’re looking at now is very little international stocking in the first quarter. And guiding flat to slightly up on our domestic business in the first quarter, driven by three, four – I’ll talk about all four products and the impact. Clearly, AxiaLIF continues to be challenged, and we’re fighting that headwind in the business. We’re seeing growth in VEO, growth in iO-Tome and with iO-Flex, it’ll be flat to slightly up. And this is where the weather impact’s been for us.

We’ve lost some days, simply because of weather and because these are high-volume surgeries, where we’re doing multiple surgeries possibly with one surgeon in a day, or across many hospitals, that does impact that type of business. And those decompressions don’t routinely get rescheduled instantly, just because of schedules in the surgery – surgeon’s schedule.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

So when we see that happen, it does have an impact on our business, and that’s something we’ve learned here in the first quarter. But it’s not cases that we’re going to lose. They’re just – they’re going to come back over the next quarter or two as we go forward. So that’s the way I’d look at our numbers. As far as stocking on iO-Flex, we have very little of that. Most of what we see with iO-Flex are just cases being done. We don’t – the only stocking that we generally do is through the VA and that’s by their request, and we don’t have a lot of military or VA business. But we do see some stocking every so often in those types of institutions.

Regarding the reimbursement, this falls within the current coding guidelines, both for hospital and surgeon. So keep in mind, for iO-Flex CPT, the CPT code for decompression applies because this is just an instrument. Essentially the surgeons, instead of using a Kerrison rongeur, is using, in this case, a flexible Kerrison that allows him to get into the foramen and do a more thorough job of decompressing without removing the facet joint. And that’s the simplest way to explain it, but with the view of the neuro elements, it falls within the coding guidelines that exist today.

On the hospital front, it is an additional cost in the procedure, and this is something that we work with hospitals on when we get new hospital committee approval. We generally have a process there that can take anywhere from three weeks to six to nine weeks to get hospital approval, and some of that’s because we have to explain the cost, as well as the benefits of this device. And the benefits of using this device are shorter hospital stays, lower complication rates, driven by the fact that a surgeon’s able to do something that is less invasive to the patient, particularly an older patient.

And the other selling point that a surgeon uses with the hospital is actually the avoidance of fusion procedures in some patients because they’re able to use this device and very specifically treat the stenosis. And unfortunately, with a lot of situations, by the time they treat the stenosis, they’ve destabilized the spine to the point that they do a fusion. And the iO-Flex instrument, in many cases, avoids that. It allows a surgeon to directly treat that indication.

<Q – Matthew S. Miksic>: Then the margins and profitability on your side, I guess how will we – how should we think about, not to get to parts of the [indiscernible], and I think you’ve talked about this a little bit before, but as mix of iO-Flex increases, how should we think about the impact on your gross margin or variable costs?

<A – Timothy Shannon>: Hey, Matt, this is Tim. Believe it or not, we actually have very consistent margins right now between the products. I mean, certainly if we see a big skewing, can it impact those margins? But we certainly don’t foresee it at this point, looking out to next year. I think we’d have to look at a much larger product skewing to really get into that conversation deeper. So they’re pretty consistent at around that 70% level.

<Q – Matthew S. Miksic>: And then last and I’m sorry to ask such a list of long, long questions here. But I just have one more on sort of the difference between the audience, the uptick that you’re seeing, these high-volume centers of decompression, then iO, versus the – versus your sort of, traditional fusion MIS surgeon.

Are you seeing a different kind of center, are you seeing a different kind of surgeon, different categories of surgeons, different kinds of practices that are taking up one versus the other, or are these really, is it truly a, as you put it, the head of a spear, and an opportunity to pull through fusion that you would have otherwise had more difficulty bringing in the door just from a standing start?

<A – Kenneth Reali>: It is more of the latter example, Matt, and I’ll tell you why. I mean, the decompression procedure is the most frequently performed procedure that a surgeon does, that and probably a discectomy. So every surgeon is exposed to patients that come into their office with leg pain, and they need a decompression or they need a discectomy.

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Baxano Surgical, Inc.	BAXS	Q4 2013 Earnings Call	Mar. 6, 2014
Company▲	Ticker▲	Event Type▲	Date▲

And certainly, when it comes to decompression, we offer them something that nobody else can. And a solution that provides a better way to approach this decompression for many patients, obviously, indication specific. But that cuts across both orthopedic spine and neurosurgeons.

Certainly, the bents that we see with our surgeons, but this aids our fusion selling efforts, our surgeons that do want to do more minimally invasive procedures than a surgeon that possibly has been in practice for a long time, and that the open procedure is what they’re dedicated to. So we do focus more on the minimally invasive area, but that is the area that our fusion products would also be attracted to.

So we have not seen a disappointment there, in terms of the opportunity to leverage the whole product portfolio, because it is the same surgeon profile. It is a surgeon focused in this area because he believes that it is better for the patient, better for the health care system, and economically doing minimally invasive procedures is – makes the most sense, and saves the health care system money. And that’s the typical surgeon that we talk to for all the products.

So this really gets us in that door. But the profile is a guy that’s been in practice, probably for five years or less. And he’s using these devices as practice builders. And he can differentiate himself by the use of iO-Flex or the use of iO-Tome or VEO or AxiaLIF because they are differentiated versus his competition down the street that maybe was in practice for 15 or 20 years. And he can offer something that the patient certainly is going to find attractive.

<Q – Matthew S. Miksic>: Okay. Very helpful. Thank you.

<A – Kenneth Reali>: Thank you, Matt.

Operator: Thank you. I show no further questions. I would like to turn the conference back to Mr. Ken Reali for closing remarks.

Kenneth Reali, Chief Executive Officer, President & Director

Okay, well, thank you, Mary Beth. And let me close by thanking all of you for taking the time to join us on our call today. I am encouraged with the continued progress in our business, and enthusiastic about the opportunities in front of us at Baxano Surgical. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. And you may all disconnect at this time.

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